Exhibit 5.1

2000 Pennsylvania Ave., NW Washington, D.C. 20006-1888 Telephone: 202.887.1500 Facsimile: 202.887.0763 www.mofo.com morrison foerster llp

beijing, berlin, brussels, denver,

hong kong, london, los angeles,

new york, northern virginia,

palo alto, sacramento, san diego,

 san francisco, shanghai, singapore,

tokyo, washington, d.c.

March 19, 2015

Board of Directors

Trade Street Residential, Inc.
19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

Ladies and Gentlemen:

We are acting as counsel to Trade Street Residential, Inc. a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the possible resale, from time to time, of up to 9,316,055 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”) by the selling stockholders identified in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing by the Company of the Registration Statement, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus constituting a party of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Morrison & Foerster LLP